Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 21, 2018)	Registration No. 333-224874

NiSource Inc.
24,964,163 Shares of Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated May 21, 2018, covering the resale of up to 24,964,163 shares of common stock, which may be offered for sale from time to time by the selling stockholders named in the prospectus, with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2018.
This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” on page 4 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this Prospectus is September 5, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2018
NiSource Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2018, the Board of Directors of NiSource Inc. ("NiSource") appointed Theodore H. Bunting, Jr. as a director of NiSource for a term continuing until the 2019 annual meeting of the stockholders and until his successor has been duly elected or appointed and qualified. There is no arrangement or understanding between Mr. Bunting and any other person pursuant to which he was selected as a director of NiSource. Mr. Bunting does not have any direct or indirect material interest in any transaction or proposed transaction involving NiSource required to be reported under Item 404(a) of Regulation S-K. As of the date hereof, the Board of Directors has not determined any committee appointments for Mr. Bunting.

Consistent with NiSource's compensation practices for non-employee directors, Mr. Bunting will receive an annualized retainer of $235,000, consisting of $97,500 in cash and an award of restricted stock units valued at $137,500 at the time of the award.

On September 5, 2018, NiSource issued a press release announcing the appointment of Mr. Bunting as a director of the company. A copy of that press release is filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release issued on September 5, 2018 by NiSource Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NISOURCE INC.

September 5, 2018	By:	/s/ Carrie J. Hightman
Carrie J. Hightman
Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued on September 5, 2018 by NiSource Inc.